                                                                    EXHIBIT 99.1


                                     [LOGO]

                                COLUMBIA BANCORP

                          10480 Little Patuxent Parkway
                            Columbia, Maryland 21044


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 29, 2003

          Notice is hereby given that the Annual Meeting of Stockholders of Columbia Bancorp will be held at the Sheraton Columbia Hotel and Conference Center, 10207 Wincopin Circle, Columbia, Maryland 21044 on Thursday, May 29, 2003, at 10:00 a.m. for the following purposes:

     1. To elect nine directors to serve until their terms of office expire or until their successors are duly elected and qualified.

     2. To approve the proposed amendment and restatement of the Columbia Bancorp 1997 Stock Option Plan.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

          The Board of Directors has fixed the close of business on April 4, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

          Your proxy is enclosed. You are encouraged to complete, date, sign and return promptly the proxy in the envelope provided even though you may plan to attend the meeting. No postage is necessary for mailing in the United States. Returning the proxy will not limit your right to vote in person or to attend the Annual Meeting, but will insure your representation if you cannot attend. If you attend the meeting, you may revoke your proxy and vote in person.


                                        By Order of the Board of Directors


                                        /s/ John A. Scaldara, Jr
                                        ----------------------------------------
                                        JOHN A. SCALDARA, JR.
                                        Corporate Secretary

Columbia, Maryland
April 16, 2003

                                 PROXY STATEMENT


                                  INTRODUCTION


     This Proxy Statement is furnished on or about April 18, 2003 to stockholders of Columbia Bancorp (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors to be used at the annual meeting of stockholders described in the accompanying notice and at any adjournments or postponements thereof. The purposes of the meeting are set forth in the accompanying notice of annual meeting of stockholders.


Proxies and Voting

     The accompanying proxy is solicited by the Board of Directors of the Company. The Board of Directors selected Winfield M. Kelly, Jr. and James R. Moxley, Jr. or either of them, to act as proxies with full power of substitution. Any stockholder executing a proxy has the power to revoke the proxy at any time before it is voted. This right of revocation is not limited or subject to compliance with any formal procedure, but written notice of revocation should be submitted to the Company's Secretary before the proxy is voted at the Annual Meeting. Any stockholder may attend the meeting and vote in person whether or not he or she has previously given a proxy.

     The record date for stockholders entitled to notice of and to vote at the annual meeting was the close of business on April 4, 2003. At that date there were outstanding and entitled to vote approximately ____________ shares of common stock, par value $.01 per share, of the Company. In the election of directors each share is entitled to one vote for each director to be elected; however, cumulative voting is not permitted. For all matters other than the election of directors, each share is entitled to one vote.

     All proxies will be voted as directed by the stockholder on the proxy card. A proxy, if executed and not revoked, will be voted in the following manner, unless it contains instructions to the contrary, in which case it will be voted in accordance with such instructions:

     .  FOR the nominees for directors named herein.
     .  FOR the amendment and restatement of the 1997 Stock Option Plan.
     . If other matters are properly presented at the meeting, the persons named in the proxy will have discretion to vote on those matters according to their best judgment.

     The cost of solicitation of proxies and preparation of proxy materials will be borne by the Company. The solicitation of proxies will generally be by mail and by directors, officers and employees of the Company and its subsidiary, The Columbia Bank (the "Bank"), without additional compensation to them. In some instances solicitation may be made by telephone or telegraph, the costs of which will be borne by the Company. The Company may also reimburse brokers, custodians, nominees and other fiduciaries for reasonable out-of-pocket and clerical expenses for forwarding proxy materials to principals.

     The Annual Report of the Company, including financial statements for the fiscal year ended December 31, 2002, has been mailed to all stockholders with this Proxy Statement.

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                       PROPOSAL 1 - ELECTION OF DIRECTORS

     The charter and by-laws of the Company provide that the directors shall be classified into three classes as equal in number as possible, with each director serving a three-year term.

     Directors are elected by a plurality of the votes cast by the holders of shares of common stock present in person or represented by proxy at the meeting with a quorum present. Abstentions and broker non-votes are not considered to be votes cast.

Nominees

     Unless otherwise indicated in the enclosed proxy, the persons named in such proxy intend to nominate and vote for the election of the following nine nominees for the office of director of the Company, to serve as directors for three years, one year with regard to Mr. Jones, or until their respective successors have been duly elected and qualified. All such nominees are currently serving as directors. Messrs. Jones and Little were appointed to the Board of Directors in September 2002, when the Company's Board of Directors, pursuant to authority granted to it in the Company's 2000 Amended, Corrected and Restated Bylaws, increased the size of the Board of Directors. In order for each Class to have eight Directors, Mr. Jones was appointed to fill the new Class II Board seat and Mr. Little was appointed to fill the new Class I Board seat. Messrs. Jones and Little are standing for election by stockholders for the first time. The Board of Directors is not aware that any nominee named herein will be unable or unwilling to accept nomination or election. Should any nominee for the office of director become unable to accept nomination or election, the persons named in the proxy will vote for the election of such other persons, if any, as the Board of Directors may recommend.

     The names and ages (as of April 4, 2003) of persons nominated by the Board of Directors, their principal occupations and business experience for the past five years, and certain other information are set forth below. Unless otherwise noted, each has served as a director of the Company and the Bank since inception of the Company in 1987 and the Bank in 1988.

Name of Nominee         Information Regarding Nominee
---------------         -----------------------------

          Nominee for Director to be elected at the 2003 Annual Meeting to serve until the 2004 Annual Meeting (Class II)

Carl D. Jones           Mr. Jones is 63 years old. He is Chairman, President,
                        CEO and Founder of Prince George's Contractors, Inc.,
                        Partner and Founder and Chairman of Construction Soil
                        Consultants, Inc., located in Clinton, Maryland. Mr.
                        Jones has served as a director of the Company since
                        September 2002. Mr. Jones currently serves on the Acquisition, Development and Construction ("ADC")
                        Committee of the Company.

         Nominees for Directors to be elected at the 2003 Annual Meeting to serve until the 2006 Annual Meeting (Class I)

Anand S. Bhasin         Mr. Bhasin is 65 years old. He is President of Gemini
                        Ventures Corporation, an international trading company.
                        Mr. Bhasin has served as a director of the Company since
                        November, 1990 and the Bank since April, 1992. Mr.
                        Bhasin currently serves on the Audit and Community
                        Reinvestment Act ("CRA") Advisory Committees of the
                        Company.

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Robert R. Bowie, Jr.    Mr. Bowie is 55 years old. He is a Founder and Member of
                        the law firm Bowie & Jensen, LLC, located in Towson, Maryland. Mr. Bowie has served as a director of the Company and the Bank since December, 1999. Mr. Bowie currently serves on the Asset/Liability Management ("ALM") and Audit Committees of the Company.

Garnett Y. Clark, Jr.   Mr. Clark is 60 years old. He is President of Clark &
                        Associates, Inc., a real estate and development company.
                        Mr. Clark currently serves on the ADC, Executive and Strategic Planning Committees of the Company.

Raymond G. LaPlaca      Mr. LaPlaca is 65 years old. He is a Partner of the law
                        firm Knight, Manzi, Nussbaum & LaPlaca, PA, located in
                        Upper Marlboro, Maryland. Mr. LaPlaca previously served as a director of Suburban Bancshares, Inc. ("Suburban") and Suburban Bank of Maryland ("Suburban Bank"). He has served as a director of the Company since June, 2000.
                        Mr. LaPlaca currently serves on the Executive Committee of the Company.

Morris A. Little        Mr. Little is 45 years old. He is the Founder and
                        President and CEO of B&W Human Resources Specialists,
                        Inc., located in Oxon Hill, a provider of human resources management support and consultant services to Federal agencies in Maryland. Mr. Little has served as a director of the Company since September 2002. Mr. Little currently serves on the Audit Committee of the Company.

Kenneth H. Michael      Mr. Michael is 64 years old. He is the Chairman of The
                        Michael Companies, Inc., a real estate development and management company. Mr. Michael previously served as a director of Suburban and Suburban Bank. He has served as a director of the Company and the Bank since March 8, 2000, the date on which Suburban and Suburban Bank were merged with and into the Company and the Bank. Mr.
                        Michael currently serves as Chairman of the ADC
                        Committee of the Company.

Maurice M. Simpkins     Mr. Simpkins is 57 years old. He is Vice President for
                        Public Affairs at The Ryland Group, Inc., a residential homebuilder and mortgage finance company. Mr. Simpkins has served as a director of the Company and Bank since
                        April, 1997. Mr. Simpkins currently serves as Chairman of the CRA Advisory Committee and also serves on the ADC
                        Committee of the Company.

Robert N. Smelkinson    Mr. Smelkinson is 73 years old. He is the retired
                        Chairman of Smelkinson Sysco, a foodservice distribution company. Mr. Smelkinson currently serves as Chairman of the Personnel, Compensation and Stock Option ("PCSO")
                        Committee and also serves on the Executive and Strategic
                        Planning Committees of the Company.


Continuing Directors

     The following information is provided with respect to directors who will continue to serve as directors of the Company until the expiration of their terms at the times indicated or until their respective successors have been duly elected and qualified. Unless otherwise noted, each has served as a director of the Company and the Bank since inception of the Company in 1987 and the Bank in 1988.

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Name of Director        Information Regarding Director
----------------        ------------------------------

           Directors to serve until the 2004 Annual Meeting (Class II)

Hugh F.Z. Cole, Jr.     Mr. Cole is 61 years old. He is Chairman and CEO of
                        Brantly Development Group, Inc., a real estate development company. Mr. Cole has served as a director of the Company and Bank since July, 1988. Mr. Cole currently serves on the Audit Committee of the Company.

G. William Floyd        Mr. Floyd is 71 years old. He is a general partner of
                        Venture Associates, a commercial real estate investment firm.

Herschel L. Langenthal  Mr. Langenthal is 74 years old. He is the managing partner of Langenmyer Company, an investment company. Mr. Langenthal is Chairman of the Executive Committee of the Company. He also serves on the ALM, PCSO and Strategic Planning Committees of the Company.

Richard E. McCready     Mr. McCready is 69 years old. He is Chairman and CEO of
                        Advantage/ESM Sales and Marketing, a food brokerage company. Mr. McCready currently serves on the ALM
                        Committee of the Company.

James R. Moxley, Jr.    Mr. Moxley, Jr. is 72 years old. He is the retired
                        President of Security Development Corporation, a real estate development company. Mr. Moxley, Jr. is also
                        Vice-Chairman of the Company and is the father of Mr.
                        Moxley, III. Mr. Moxley, Jr. is Chairman of the
                        Strategic Planning Committee, and as Vice-Chairman of the Company, Mr. Moxley, Jr. serves on all committees of the Company, except the Audit Committee.

Vincent D. Palumbo      Dr. Palumbo is 68 years old. He is President of V.D.
                        Palumbo, P.A. and is an oral and maxillofacial surgeon, practicing in Fort Washington, Maryland. Dr. Palumbo previously served as a director of Suburban and Suburban
                        Bank. He has served as a director of the Company and the Bank since March 8, 2000, the date on which Suburban and Suburban Bank were merged with and into the Company and the Bank. Dr. Palumbo currently serves on the ADC and ALM Committees of the Company.

Lawrence A. Shulman     Mr. Shulman is 60 years old. Mr. Shulman is President of
                        Shulman, Rogers, Gandal, Pordy & Ecker, P.A., a law firm in Rockville, Maryland. Mr. Shulman previously served as a director of Suburban and Suburban Bank. He has served as a director of the Company and the Bank since March 8, 2000, the date on which Suburban and Suburban Bank were merged with and into the Company and the Bank. Mr.
                        Shulman currently serves as Chairman of the ALM
                        Committee and also serves on the PCSO Committee of the Company.


          Directors to serve until the 2005 Annual Meeting (Class III)

John M. Bond, Jr.       Mr. Bond, Jr. is 59 years old and has served as a
                        director and President and Chief Executive Officer of the Company since inception. Mr. Bond, Jr. has also served as a director and President and Chief Executive
                        Officer of the Bank since inception. Mr. Bond serves on all

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                        committees of the Company except for the Audit and PCSO
                        Committees.

William L. Hermann      Mr. Hermann is 61 years old and is President of William
                        L. Hermann, Inc., a financial management company. Mr.
                        Hermann served as General Manager of the Glenmore office of the Bank until December, 1997. He has served as a director of the Company and the Bank since June, 1989.
                        Mr. Hermann is Chairman of the Audit Committee and also serves on the ALM and Strategic Planning Committees of the Company.

Charles C. Holman       Mr. Holman is 69 years old. Since June, 1992 and until
                        his retirement effective December 31, 1998, Mr. Holman served as Executive Vice President of the Bank and was responsible for the Bank's acquisition, development and construction loan portfolio. Mr. Holman has served as a director of the Company since December, 1998. Mr. Holman currently serves on the ADC and Executive Committees of the Company.

Winfield M. Kelly, Jr.  Mr. Kelly is 67 years old. He is the President and Chief
                        Executive Officer of Dimensions Healthcare System, a health care company located in Cheverly, Maryland. Mr. Kelly was appointed Chairman of the Company and the Bank effective March 8, 2000, the date on which Suburban and Suburban Bank were merged with and into the Company and the Bank. Previously, Mr. Kelly served as Chairman and Chief Executive Officer of Suburban and Suburban Bank. As Chairman, Mr. Kelly serves on all committees of the Company, except the Audit Committee.

Harry L. Lundy, Jr.     Mr. Lundy is 62 years old. He is President and CEO and
                        owner of Williamsburg Group, LLC, a residential homebuilding company. Mr. Lundy currently serves on the ADC and Strategic Planning Committees of the Company.

James R. Moxley, III    Mr. Moxley, III is 42 years old. He is a Principal of
                        Security Development, LLC, a real estate development company. He is the son of Mr. Moxley, Jr. Mr. Moxley,
                        III has served as a director of the Company and the Bank since April, 1999. Mr. Moxley, III currently serves on the ALM and CRA Advisory Committees of the Company.

Mary S. Scrivener       Mrs. Scrivener is 65 years old. She is Secretary of
                        Calvert General Contractors, a commercial construction company. Mrs. Scrivener currently serves on the CRA
                        Advisory and PCSO Committees of the Company.

Theodore G. Venetoulis  Mr. Venetoulis is 68 years old. He is the President of
                        H&V Communications, a media and publishing company. He is a former Baltimore County Executive, the County's senior elected official, and has been publisher of the Orioles Gazette and political analyst for WBAL-TV in Baltimore, Maryland. Mr. Venetoulis currently serves on the Executive, PCSO and Strategic Planning Committees of the Company.

Board and Committee Meetings

     The Board of Directors has seven standing committees: the Executive; Acquisition, Development and Construction ("ADC"); Asset/Liability Management ("ALM"); Audit; Community Reinvestment Act Advisory ("CRA"); Personnel, Compensation and Stock Option ("PCSO"); and Strategic Planning Committees. The Board of Directors has not established a nominating committee. The functions customarily attributable to a nominating committee are performed by the PCSO Committee and the Board of Directors as a whole. The Board of Directors will consider nominees recommended by stockholders in accordance with Section 1.11 of the Company's 2000 Amended, Corrected and Restated Bylaws. Such recommendations should be directed to the Board of Directors of the Company in care of the Secretary. In addition, the Board of Directors, from time to time, establishes special committees which have a limited duration. Directors are appointed to each committee for a one-year term. The Chairman of the Board and Vice-Chairman of the Board are members of all committees appointed, with the exception of the Audit Committee. The President is a member of all committees appointed, with the exception of the Audit and PCSO Committees.

     The Board of Directors held eleven meetings during 2002. The seven standing committees held a total of fifty-one meetings during 2002. Directors Kelly, McCready, Moxley, Jr., Moxley, III and Palumbo attended fewer than 75% of the sum of the total number of Company meetings of the Board of Directors and of committees of the Board of Directors on which each served during 2002.

     The Executive Committee held twenty-eight meetings during 2002. The Executive Committee consists of Directors Bond, Jr., Clark, Holman, Kelly, Langenthal (Chairman), LaPlaca, Moxley, Jr., Smelkinson and Venetoulis. The Committee is responsible for evaluating and approving credits exceeding the lending authority of officers of the Bank; reviewing on a regular basis loan delinquencies and potential problem loans; and taking other actions as may be required in the absence of the full Board of Directors.

     The Audit Committee held seven meetings during 2002. The Audit Committee consists of Directors Bhasin, Bowie, Cole, Hermann (Chairman) and Little. The Committee is responsible for overseeing the Company's internal accounting controls; selecting the Company's independent auditors; reviewing the annual audit plan, annual report and results of the independent audit; reviewing supervisory examination reports; and initiating other special reviews when deemed necessary. The members of the Audit Committee are not employees of the Company or Bank and are independent as required by Nasdaq listing standards.

     The PCSO Committee held four meetings during 2002. The PCSO Committee consists of Directors Kelly, Langenthal, Moxley, Jr., Scrivener, Shulman, Smelkinson (Chairman) and Venetoulis. The Committee oversees the compensation of all employees, except the compensation of the President and directors; reviews the compensation of the President and directors, and makes recommendations regarding changes to such to the Board of Directors for approval; monitors personnel-related matters of the Company; reviews and authorizes employee-related benefit plans; administers the Company's stock option programs; and functions as the nominating committee.


Compensation of Directors

     Non-employee directors of the Company and the Bank, other than Messrs. Kelly, Moxley, Jr. and Langenthal, in their capacity as Chairman, Vice-Chairman and Chairman of the Executive Committee, respectively, will receive $300 for each Board and committee meeting, other than Strategic Planning Committee meetings, attended during 2003. All non-employee directors of the Company and the Bank will receive stock options to purchase forty shares of the common stock of the Company for each Board and committee meeting attended, other than the Strategic Planning Committee. Chairpersons of committees, other than directors Langenthal and Moxley, Jr., will receive $400 for each committee meeting attended during 2003. During 2003, Directors Kelly and Langenthal, serving in the capacities of Chairman and Chairman of the Executive Committee of the Company and the Bank, will receive annual fees of $50,000 and $25,000, respectively, and stock options granted for meeting attendance. Mr. Moxley, Jr., serving as Vice-Chairman of the Company, will receive an annual fee of $25,000 and stock options granted for meeting attendance. The Chairman, Vice-Chairman and Chairman of the Executive Committee are also eligible for a bonus to be awarded at the discretion of the Board of Directors. No bonus was awarded for service during 2002. Total director fees paid by the Company and the Bank for 2002 service were $213,550. In addition, on December 31, 2002, stock options to purchase 19,285 shares of the Company's common stock at $22.03 per share, the then current market price, were granted to directors for meeting attendance during 2002.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Act") requires that the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of change in ownership of common stock of the Company. The same persons are also required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, and written representations that no other reports were required during the fiscal year ended December 31, 2002, all
Section 16(a) filing requirements applicable to the Company's executive officers, directors and greater than 10% beneficial owners were complied with, except that Directors Bond, Jr., Langenthal, Lundy, Moxley, III, Smelkinson and Venetoulis inadvertently each filed late one report required by Section 16(a) of the Act to recognize transactions in the Company's common stock. All such required filings have since been made.


Certain Relationships and Related Transactions

     The Bank has made loans to certain of its executive officers, directors and related parties. These loans were made in the ordinary course of business on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the time for comparable transactions with unrelated customers and did not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 2002, these loans totaled $11.5 million, or approximately 15.5% of the total equity capital of the Bank.

     In November, 1997, the Bank acquired through foreclosure a 75% interest in a residential development project consisting of 262 residential building lots in various stages of development. Also, in November, 1997, the Bank engaged The Michael Companies, Inc., a real estate development company owned solely by Mr. Kenneth Michael, to serve as development and marketing manager with respect to the project. The Michael Companies, Inc. earns a development fee of $1,200 per lot as lots are developed and sold, $200 of which is deferred until all public improvements have been dedicated and any bonds related to the property have been released. The Bank's share of these amounts are $900 and $150, respectively. In addition, The Michael Companies, Inc. earns a sales commission of 4%, the Bank's share being 3%, of the sales price of each lot at settlement. In 2000, sales commissions were $66,700 and development fees were $46,800, of which $7,800 was deferred. In 2001, the Bank paid The Michael Companies, Inc. sales commissions of $96,800 and development fees of $61,200, of which $10,200 was deferred. In 2002, the Bank paid The Michael Companies, Inc. sales commission of $47,505 and development fees of $37,800, of which $6,300 was deferred. As of December 31, 2002, the remaining eight lots were under option contract of sale for $36,000 each. All eight lots were delivered in February 2003.

     The Michael Companies, Inc. was instrumental in selling another property in 2001 that was previously acquired through foreclosure, with a carrying value of $396,000 at the time of sale. Under this arrangement, The Michael Companies, Inc. earned a sales commission of 6%, or $25,200.

     Pursuant to a services agreement between the Company and Winfield M. Kelly, Jr., effective March 8, 2000, as amended April 1, 2002 (the "Agreement"), Mr. Kelly serves as the Chairman of the Company and the Bank. Under the Agreement, Mr. Kelly will receive (i) annual fees of $50,000, and (ii) certain employee benefits. The term of the Agreement will expire upon the expiration of Mr. Kelly's term as a director of the Company and/or the expiration of Mr. Kelly's term as Chairman. The Agreement is subject to renewal upon his re-election as Chairman by the board of directors. If the Agreement is terminated by the Company other than for "cause" or if Mr. Kelly terminates the Agreement for "cause", the Company must pay Mr. Kelly $100,000 as severance compensation. If the Agreement is terminated by the Company for "cause", Mr. Kelly will be entitled only to compensation earned prior to such termination. Upon the earlier of (i) March 8, 2005 or (ii) an event whereby the Agreement is terminated or not renewed as a result of any sale or exchange of stock resulting in a change in a controlling interest of the Company or the Bank, the Company will pay Mr. Kelly $200,000 as additional compensation.

     In August, 1999, the Bank entered into an agreement with an automobile dealership owned principally by Mr. Kelly. Under terms of the agreement, the Bank purchases qualifying automobile loans originated by the dealership. The dealership receives a customary dealer reserve (premium) that aggregated $184,000 during 2000. No dealer reserve was paid in 2002 or 2001; however, the dealership reimbursed the Bank $18,800 in 2002 and $25,000 in 2001 as a result of loans that paid prior to their scheduled maturity. In addition, the Bank purchased two automobiles totaling $27,900 from the dealership during 2002.

     During 2002, the Bank engaged the services of two law firms of which directors are principals to perform various legal services in the normal course of business: Shulman, Rogers, Gandal, Pordy & Ecker, P.A., of which Mr. Shulman is a partner, and Knight, Manzi, Nussbaum & LaPlaca, P.A., of which Mr. LaPlaca is a partner.


            PRINCIPAL BENEFICIAL OWNERS OF THE COMPANY'S COMMON STOCK

     The following table lists the number of shares of common stock of the Company beneficially owned at March 14, 2003, directly or indirectly, by (i) the only person known by the Company to own beneficially more than five percent (5%) of the outstanding common stock, (ii) directors, (iii) the executive officers named in the Summary Compensation table on page 13, and (iv) all directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the persons listed have sole voting and investment power over the shares beneficially owned by them.

                                            Shares of
Name of Beneficial Owner                   Common Stock       Stock Options (1)      % of Class
------------------------                   ------------       -------------          ----------
Continuing Directors:
John M. Bond, Jr./(2)(3)(19)/                  301,326             80,800                5.31%
Hugh F. Z. Cole, Jr./(4)/                       46,070              3,756               *
G. William Floyd                                28,196              1,175               *
William L. Hermann/(5)/                         58,960              3,700               *
Charles C. Holman                               17,331              5,940               *
Winfield M. Kelly, Jr.                         141,219             14,630                2.19%
Herschel L. Langenthal/(6)/                     85,022             18,205                1.45%
Harry L. Lundy, Jr./(7)/                       109,010              3,715                1.58%
Richard E. McCready                             47,630              1,815               *
James R. Moxley, Jr./(8)/                       57,541             23,595                1.14%
James R. Moxley, III/(9)/                       16,129              1,910               *
Vincent D. Palumbo                              64,180              3,133               *
Mary S. Scrivener                               58,158              2,865               *
Lawrence A. Shulman/(10)/                       11,835              2,184               *
Theodore G. Venetoulis/(11)/                    27,242              7,060               *

Director Nominees:
Anand S. Bhasin/(12)/                           47,556              4,090               *
Robert R. Bowie, Jr.                               100              1,685               *
Garnett Y. Clark, Jr.                           48,848              6,810               *
Carl D. Jones                                       50                140
Raymond G. LaPlaca                              12,814              4,923               *
Morris A. Little                                   250                140
Kenneth H. Michael                              42,342              3,613               *
Maurice M. Simpkins                             11,174              3,265               *
Robert N. Smelkinson                           120,482              7,000                1.79%

Named Executive Officers:
Michael T. Galeone/(13)/                        19,309             24,950               *
Stephen A. Horvath/(14)/                         1,137             26,380               *
Scott C. Nicholson/(15)/                         4,135             24,125               *
John A. Scaldara, Jr./(16)(17)/                168,126             37,860                2.88%

All directors and named executive
  officers (31 persons)/(18)/                1,353,698            355,089               22.87%

Company totals                               7,116,069            444,630

*    Less than 1%

(1) Represents the number of shares of common stock subject to stock options currently exercisable, or exercisable within sixty days.
(2) Includes 47,914 shares of common stock and 300 stock options for which Mr. Bond, Jr. is a co-trustee and a remainder beneficiary, and 982 shares for which Mr. Bond, Jr. is a beneficiary. Also includes 34,088 shares held by Mr. Bond, Jr.'s spouse and 11,000 shares for which Mr. Bond, Jr. has voting and dispositive powers with respect to the estate of his mother.

(3) Includes 162,604 shares of common stock held by the Company's 401(k) Plan and Trust on December 31, 2002 for which Mr. Bond, Jr. serves as a co-trustee. Beneficial ownership of such shares is expressly disclaimed, except as to 26,857 shares held for the account of Mr. Bond, Jr.
(4)  Includes 400 shares of common stock held by Mr. Cole's children.
(5) Includes 9,728 shares of common stock owned by a corporation of which Mr. Hermann owns an interest.
(6) Includes 13,664 shares of common stock for which Mr. Langenthal is a trustee and 38,670 shares of common stock owned by a partnership and a corporation of which Mr. Langenthal owns an interest. Also includes 7,040 shares held by Mr. Langenthal's spouse.
(7) Includes 48,831 shares of common stock for which Mr. Lundy is a trustee and 58,825 shares of common stock owned by a corporation and a limited partnership of which Mr. Lundy owns an interest.
(8)  Includes 16,188 shares held Mr. Moxley, Jr.'s spouse.
(9) Includes 4,102 shares of common stock owned by Mr. Moxley, III's children and 236 shares held by Mr. Moxley, III's spouse.
(10) Includes 1,155 shares of common stock held for the account of Mr. Shulman in the Company's Employee Stock Purchase Plan.
(11) Includes 26,484 shares of common stock held by a trust; the beneficial ownership of such shares is expressly disclaimed.
(12) Includes 4,088 shares of common stock owned by Mr. Bhasin's children and 4,806 shares held by Mr. Bhasin's spouse.
(13) Includes 6,797 shares of common stock held for the account of Mr. Galeone in the Company's 401(k) Plan and Trust.
(14) Includes 891 shares of common stock held for the account of Mr. Horvath in the Company's Employee Stock Purchase Plan.
(15) Shares are held for the account of Mr. Nicholson in the Company's 401(k) Plan and Trust.
(16) Includes 341 shares of common stock for which Mr. Scaldara is co-trustee.
(17) Includes 162,604 shares of common stock held by the Company's 401(k) Plan and Trust on December 31, 2002 for which Mr. Scaldara serves as a co-trustee. Beneficial ownership of such shares is expressly disclaimed, except as to 15,693 shares held for the account of Mr. Scaldara.
(18) Includes 162,604 shares of common stock held by the Company's 401(k) Plan and Trust on December 31, 2002 for which Mr. Bond, Jr. and Mr. Scaldara are co-trustees.
(19) Mr. Bond, Jr.'s address is 10480 Little Patuxent Parkway, Columbia, Maryland 21044.

                             EXECUTIVE COMPENSATION


Compensation Committee Report on Executive Compensation

     The following report is submitted by the Personnel, Compensation and Stock Option Committee of the Board of Directors (the "Committee"). The report addresses the executive compensation policies of the Bank and the Company (in this report, collectively, the "Company") for 2002. The Committee is composed of the following non-employee Directors of the Company:

          R. Smelkinson, Chairman       M. Scrivener
          W. Kelly                      L. Shulman
          H. Langenthal                 T. Venetoulis
          J. Moxley, Jr.

     The Committee establishes the compensation of senior officers of the Company with the exception of Mr. Bond, Jr., the President and Chief Executive Officer. Mr. Bond, Jr.'s compensation is established by the Board of Directors of the Company based upon data provided by and recommendations of the Committee. The Board of Directors also establishes the compensation of the Chairman, Vice-Chairman, and Chairman of the Executive Committee of the Board of Directors based on the recommendations of the

Committee. In addition, the Committee generally reviews all personnel-related issues, including salary administration related to all other employees, and administers the Columbia Bancorp 1997 Stock Option Plan and 401(k) Plan and Trust, and the Bank's Deferred Compensation Plan. The overall goal of the Committee is the establishment and administration of compensation policies directly related to attainment of corporate operational and financial goals which provide the ability to attract, motivate, reward and retain qualified employees.

     The Company utilizes an internal salary administration plan as the guide for its assessment of compensation levels throughout the Company, including compensation levels of executive officers. The plan includes job descriptions for all positions and rates the overall responsibility of each position based on characteristics including job knowledge, problem-solving, accountability, human relations, communications, supervision of others and marketing. Each position is assigned to a salary grade based on level of overall responsibility. Salary ranges for each salary grade are developed based on market information available for similar positions at financial institutions both in the communities where the Company does business and outside the Company's market area. These results are updated annually by the Company's human resources staff and consultants using current market data which reflects marketplace changes, inflation, and, if applicable, corporate performance.

     Using the salary administration plan as a guide, the Committee and the Board of Directors establishes the compensation paid to executive officers based upon the individual performance of the executive officer and the overall performance of the Company. In assessing the performance of an individual executive officer, the Committee considers the executive officer's historical performance, degree of responsibility, level of experience, years of service to the Company, contribution to the performance of the Company and commitment to meeting strategic goals. The Committee considers several factors when assessing the overall performance of the Company. Specifically, the Committee considers the financial performance of the Company relative to the financial plan approved by the Board of Directors, results of regulatory examinations, growth, financial plans established for the following year, capital position and stock performance. Ultimately, the Committee establishes the level of compensation paid to executive officers based on the factors reviewed above, and not based on a stated formula.

     With respect to the base salary of $300,000 granted to Mr. Bond, Jr. for the year 2002, the Committee took into account the Company's performance during 2001 and appropriate market data utilized in the Salary Administration Plan referred to above. Particular emphasis was placed on Mr. Bond, Jr.'s individual performance, including his leadership role through a period of continued growth, and the Company's continued strong financial performance.

     Bonuses are discretionary and are generally granted senior officers based on the extent to which the Company achieves annual performance objectives, as established by the Board of Directors. Such performance objectives include net income, earnings per share and return on equity goals. Bonuses may also be awarded to other officers and employees based on recommendations by supervisors. Bonuses are accrued throughout the year and are generally paid before the end of February in the subsequent year. Performance bonuses paid to the named executive officers in 2003 for the year 2002 were as follows: $75,000 to Mr. Bond, Jr., $40,000 to Mr. Galeone, $20,000 to Mr. Horvath, $40,000 to Mr. Nicholson and $50,000 to Mr. Scaldara.

     The Committee believes that the granting of stock options is the most appropriate form of long- term compensation for senior officers, since awards of equity encourage ownership in the success of the Company. Stock option grants are discretionary and are limited by the terms and conditions of the Columbia Bancorp 1997 Stock Option Plan. During 2002, Mr. Bond, Jr. was awarded incentive options for 9,025 shares and nonqualified options for 5,975 shares. Messrs. Galeone and Scaldara were each awarded incentive options for 5,000 shares. Mr. Nicholson was awarded incentive options for 4,500 shares and Mr. Horvath was awarded incentive options for 4,000 shares.

               Personnel, Compensation and Stock Option Committee:

               R. Smelkinson, Chairman          M. Scrivener
               W. Kelly                         L. Shulman
               H. Langenthal                    T. Venetoulis
               J. Moxley, Jr.


Compensation Committee Interlocks and Insider Participation

     During 2002, Directors Kelly, Langenthal, Moxley, Jr., Scrivener, Shulman, Smelkinson (Chairman) and Venetoulis served on the Personnel, Compensation and Stock Option Committee. No member of the PCSO Committee is a former or current employee of the Company or the Bank. None of the Company's or the Bank's Directors or other Executive Officers served as a director or executive officer of another corporation that has a director or executive officer serving on the Company's or the Bank's Board of Directors.

     The table below provides the aggregate balance at December 31, 2002 of loans in excess of $60,000 issued by the Bank to members of the PCSO Committee and/or their affiliates. These loans were made in the ordinary course of business, made on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the time for comparable transactions with unrelated customers and did not involve more than a normal risk of collectibility or present other unfavorable features.

                                                   Aggregate Loan                 Total Commitment
                                            Balance at December 31, 2002        At December 31, 2002
                                            ----------------------------        --------------------
               Herschel L. Langenthal                 $845,156                         $845,156

               James R. Moxley, Jr.                   $ 50,000                         $100,000

     Pursuant to a services agreement between the Company and Winfield M. Kelly, Jr., effective March 8, 2000, as amended April 1, 2002 (the "Agreement"), Mr. Kelly serves as the Chairman of the Company and the Bank. Under the Agreement, Mr. Kelly will receive (i) annual fees of $50,000, and (ii) certain employee benefits. The term of the Agreement will expire upon the expiration of Mr. Kelly's term as a director of the Company and/or the expiration of Mr. Kelly's term as Chairman. The Agreement is subject to renewal upon his re-election as Chairman by the board of directors. If the Agreement is terminated by the Company other than for "cause" or if Mr. Kelly terminates the Agreement for "cause", the Company must pay Mr. Kelly $100,000 as severance compensation. If the Agreement is terminated by the Company for "cause", Mr. Kelly will be entitled only to compensation earned prior to such termination. Upon the earlier of (i) March 8, 2005 or (ii) an event whereby the Agreement is terminated or not renewed as a result of any sale or exchange of stock resulting in a change in a controlling interest of the Company or the Bank, the Company will pay Mr. Kelly $200,000 as additional compensation.

     In August, 1999, the Bank entered into an agreement with an automobile dealership owned principally by Mr. Kelly. Under terms of the agreement, the Bank purchases qualifying automobile loans originated by the dealership. The dealership receives a customary dealer reserve (premium) that aggregated $184,000 during 2000. No dealer reserve was paid in 2002 or 2001; however, the dealership reimbursed the Bank $18,800 in 2002 and $25,000 in 2001 as a result of loans that paid prior to their scheduled maturity. In addition, the Bank purchased two automobiles totaling $27,900 from the dealership during 2002.

     During 2002, the Bank engaged the services of Shulman, Rogers, Gandal, Pordy & Ecker, P.A. of which Mr. Shulman is a partner.

Summary Compensation Table

     The table below presents a summary of compensation for the last three fiscal years of the chief executive officer of the Company and the four other most highly paid executive officers of the Company and the Bank.

                                                                               Number of
                                                                               Securities
           Name and                             Annual Compensation (a)        Underlying         All Other
                                                -----------------------
      Principal Position             Year       Salary          Bonus       Options Awarded    Compensation(b)
      ------------------             ----       ------          -----       ---------------    ---------------
John M. Bond, Jr.                    2002       $300,000        $75,000          15,000           $167,296
     President and CEO               2001        275,000         45,000          12,500            139,373
                                     2000        250,000         65,000          10,000             29,715

Michael T. Galeone                   2002       $185,000        $40,000           5,000           $ 66,009
     Executive Vice President        2001        176,400         25,000           5,000             53,971
                                     2000        168,000         28,000           4,000             17,897

Stephen A. Horvath (c)               2002       $165,000        $20,000           4,000           $ 15,726
     Executive Vice President        2001        157,500         15,000           4,000             10,452
                                     2000        125,000         10,000               -              4,846

Scott C. Nicholson                   2002       $150,000        $40,000           4,500           $  4,864
     Executive Vice President        2001        139,000         25,000           4,000              3,508
                                     2000        132,000         15,000           4,000              4,213

John A. Scaldara, Jr.                2002       $180,000        $50,000           5,000           $ 69,265
     Executive Vice President,       2001        166,000         25,000           5,000             41,982
     Chief Financial Officer         2000        146,000         38,000           5,000             18,822
     and Corporate Secretary

---------------------------------------------
(a) No officer named above received any perquisites and other personal benefits the aggregate amount of which exceeded the lesser of $50,000 or 10% of the total annual salary and bonus reported for 2002 for such officer in the Summary Compensation Table.

(b) The amounts represent discretionary matching contributions made by the Company and allocated forfeitures resulting from employee terminations as determined under terms of the Company's 401(k) Plan and Trust. All employees participating in the Company's 401(k) Plan and Trust receive matching contributions and forfeitures on equivalent terms. In 2002, total matching contributions and allocations to the Company's 401(k) Plan and Trust were made in the following amounts for the officers listed in the table above: Mr. Bond - $6,000; Mr. Galeone - $6,000; Mr. Horvath - $6,000; Mr. Nicholson - $4,864; and Mr. Scaldara - $5,500. The amounts also include discretionary matching contributions made by the Bank as determined under terms of the Bank's Deferred Compensation Plan and a credit (charge) to reflect the appreciation (depreciation) of the participants' account balance during the year. In 2002, total matching contributions and earnings credited to the Bank's Deferred Compensation Plan were made in the following amounts for the officers listed in the table above: Mr. Bond - $161,296; Mr. Galeone - $60,009; Mr. Horvath - $9,726; and Mr. Scaldara $63,765. In addition, the Deferred Compensation Plan provides for payment of a death benefit in the event that a participant dies while employed. At January 1, 2003, the death benefit for each of the Executive Officers was as follows: Mr. Bond, Jr., $1,125,000; Mr. Galeone, $615,000; Mr. Horvath, $351,000; and Mr. Scaldara, Jr., $1,133,000. Mr. Nicholson does not participate in the Deferred Compensation Plan.

(c) Mr. Horvath began employment on March 8, 2000, the effective date of the merger with Suburban Bancshares, Inc.

Option Grants in Last Fiscal Year

     The table below provides analysis of all individual grants of stock options made during the year ended December 31, 2002 to the officers listed in the Summary Compensation Table on page 13.

                                                                                           Potential Realizable
                                          Percent of                                     Value at Assumed Annual
                           Number of     Total Options                                     Rates of Stock Price
                          Securities      Granted to    Exercise or                            Appreciation
                          Underlying     Employees in   Base Price                           for Option Term
                                                                                             ---------------
      Name              Options Granted   Fiscal Year   Per Share     Expiration Date       5%             10%
      ----              ---------------   -----------   ---------     ---------------       --             ---
John M. Bond, Jr.            15,000          18.7%        $18.05     January 29, 2012    $441,023       $702,256
Michael T. Galeone            5,000           6.2%        $18.00     January 25, 2012     146,601        233,437
Stephen A. Horvath            4,000           5.0%        $18.00     January 25, 2012     117,280        186,749
Scott C. Nicholson            4,500           5.6%        $18.00     January 25, 2012     131,940        210,093
John A. Scaldara, Jr.         5,000           6.2%        $18.00     January 25, 2012     146,601        233,437

---------------------------------------------
     (a) The stock options granted become vested to the extent of 25% after one year from the date of grant, 50% after two years from the date of grant, 75% after three years from the date of grant and 100% after four years from the date of grant.


Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     The table below provides an analysis of aggregate stock options exercised during 2002 and outstanding stock options as of December 31, 2002 for the persons listed in the Summary Compensation Table on page 13. There were no adjustments or amendments to the exercise price of stock options previously awarded to any person listed in the Summary Compensation Table on page 13, during 2002.

                                                                 Number of
                                                           Securities Underlying        Value of Unexercised
                        Shares of Common                    Unexercised Options              In-The-Money
                         Stock Acquired      Value          at Fiscal Year-End       Options at Fiscal Year-End
                                                        --------------------------   --------------------------
Name                      on Exercise       Realized    Exercisable  Unexercisable   Exercisable  Unexercisable
----                    ----------------    --------    -----------  -------------   -----------  -------------
John M. Bond, Jr.              -            $    -       68,125       32,375          $536,531     $224,159

Michael T. Galeone             -            $    -       20,950       11,250          $226,089     $ 82,963

Stephen A. Horvath             -            $    -       24,380        7,000          $162,701     $ 46,210

Scott C. Nicholson             -            $    -       20,500       10,000          $207,190     $ 73,425

John A. Scaldara, Jr.          -            $    -       32,860       12,500          $365,750     $ 93,031


Equity Compensation Plan Information

     The following is information regarding equity compensation plans in effect as of December 31, 2002. The Company has no equity compensation plans not approved by stockholders.

                                 Number of Securities                                        Number of securities
                                  to be issued upon         Weighted average exercise      remaining available for
                               exercise of outstanding         price of outstanding         future issuance under
       Plan Category         options, warrants and rights  options, warrants and rights   equity compensation plans
       -------------         ----------------------------  ----------------------------   -------------------------
 Equity compensation
  plans approved by
   stockholders (a)                    495,331                        $14.33                        55,455

------------------------------------------------
(a) As a result of the merger of Suburban Bancshares with the Company effective March 8, 2000, the Company assumed the Suburban Bancshares 1997 Stock Option Plan. As of December 31, 2002, 83,540 shares of common stock were reserved to be issued upon the exercise of the outstanding stock options at a weighted average exercise price of $15.29. No further options may be granted under the Plan. In addition, the Company assumed a single individual option agreement entered into by Suburban Bancshares which provided for the issuance of 18,704 shares of common stock at a price of $24.06. The options expired on March 10, 2003 unexercised.


Employment Contracts and Change in Control Agreements

     The Company and the Bank (collectively, the "Companies") entered into an employment agreement dated February 26, 1996, as amended December 18, 1997 and April 20, 2002, with John M. Bond, Jr. (the "Agreement"). The terms of the Agreement continue until the earlier of (i) the close of business on the date which is three years after the date on which either party provides written notice of termination, other than for "cause", as defined in the Agreement, but no later than the close of business on the sixty-fifth birthday of Mr. Bond, Jr., or (ii) the date on which Mr. Bond, Jr.'s employment is otherwise terminated pursuant to the provisions of the Agreement. Under terms of the Agreement, Mr. Bond, Jr. serves as President and Chief Executive Officer of the Companies with a minimum annual base compensation of $350,000 effective January 1, 2003, which is subject to normal periodic review, at least annually, for increases based on the salary policies of the Companies and Mr. Bond, Jr.'s contributions to the Companies. Mr. Bond, Jr. is also entitled to participate in all incentive and benefit programs offered by the Companies. If Mr. Bond, Jr.'s employment is terminated, other than for "cause", the Companies are required to continue to provide benefits to him and pay his salary for a predetermined period plus, under certain circumstances, pay an annual bonus as determined in accordance with the terms of the Agreement. The Agreement also contains a non-competition provision which prohibits Mr. Bond, Jr., during his employment with the Companies, or for a period of three years following voluntary resignation or termination for "cause", from directly or indirectly engaging in activities competitive with the business of the Companies.

     The Agreement provides that in the event of (i) termination, other than for "cause", (ii) resignation due to a significant change in the nature or scope of authority and duties, or (iii) resignation as a result of not having been offered a new employment agreement with similar terms, 90 days prior to, or within one year after, any "change in control" (as defined in the Agreement) of the Companies, Mr. Bond, Jr., within 15 days of termination, will be paid a lump sum payment equal to three times the sum of his annual base compensation and the average of the bonuses paid to him over the past three years. In the event of voluntary resignation 90 days prior to, or within one year after, any "change in control" of the Companies, Mr. Bond, Jr., within 15 days of resignation, will be paid a lump sum payment equal to the sum of his annual base salary and the average of the bonuses paid to him over the past three years. Any payments made in connection with a "change in control" of the Companies after Mr. Bond, Jr. reaches 62 years of age will be pro-rated to age 65.

     Messrs. Galeone, Horvath, Nicholson and Scaldara also have employment agreements specifying minimum annual base compensation of $194,000, $172,000, $158,000 and $189,000, respectively, effective January 1, 2003. The other terms of these agreements are similar to those of the Agreement, except that the duration is a two-year continuous period and the lump sum payment payable in the event of (i) termination other than for "cause", (ii) resignation due to a significant change in the nature and scope of authorities and duties, or (iii) resignation as a result of not having been offered a new employment agreement with similar terms, 90 days prior to, or within one year after, any "change in control" of the Companies is equal to two times the sum of the applicable officer's base annual compensation and the average of such officer's bonuses for the past three years. In addition, any payments made in connection with a "change in control" of the Companies after reaching 63 years of age will be pro-rated to age 65.

     The Company's 1987 Stock Option Plan, as amended, 1990 Stock Option Plan, 1997 Stock Option Plan and the Bank's Deferred Compensation Plan all provide that in the event of a "change in control" (as defined by each of the plans), all amounts not fully vested become immediately 100% vested.


Stockholder Return Performance Graph

     The following graph compares the cumulative total return on the Company's common stock during the five years ended December 31, 2002 with that of a broad market index (Nasdaq, U.S. Companies), and two industry peer group indices: (i) SNL Securities LC Bank Index for banks with assets from $500 million through $1.0 billion ("SNL $500 - $1,000M Bank Index), and (ii) publicly traded commercial banks in Maryland, Pennsylvania, Virginia and the District of Columbia with total assets between $400 million and $2 billion ("Columbia Bancorp Peer Group"). The graph assumes $100 was invested on December 31, 1998 in the Company's common stock and in each of the indices and assumes reinvestment of dividends.

                          Five Year Cumulative Return

                                    [GRAPH]

-------------------------------------------------------------------------------------------------------------------
                                                                          Period Ending
-------------------------------------------------------------------------------------------------------------------
Index                                         12/31/97    12/31/98    12/31/99    12/31/00    12/31/01    12/31/02
-------------------------------------------------------------------------------------------------------------------
Columbia Bancorp                                100.00      101.77       69.51       69.73      107.01      147.08
-------------------------------------------------------------------------------------------------------------------
NASDAQ - Total US                               100.00      140.99      261.48      157.42      124.89       86.33
-------------------------------------------------------------------------------------------------------------------
SNL $500M-$1B Bank Index                        100.00       98.32       91.02       87.12      113.02      144.30
-------------------------------------------------------------------------------------------------------------------
Columbia Bancorp Peer Group                     100.00       98.28       85.18       74.50      103.23      129.63
-------------------------------------------------------------------------------------------------------------------

Members of the Columbia Bancorp Peer Group are as follows:

Company Name                                Ticker               State
American Bank Incorporated                  AMBK            Pennsylvania
American National Bankshares Inc.           AMNB            Virginia
AmeriServ Financial, Inc.                   ASRV            Pennsylvania
Bryn Mawr Bank Corporation                  BMTC            Pennsylvania
Columbia Bancorp                            CBMD            Maryland
Community Bank of Northern Virginia         CBNV            Virginia
Comm Bancorp, Incorporated                  CCBP            Pennsylvania
CNB Financial Corporation                   CCNE            Pennsylvania
C&F Financial Corporation                   CFFI            Virginia
Cardinal Financial Corporation              CFNL            Virginia
Community Banks, Inc.                       CMTY            Pennsylvania
Pennsylvania Commerce Bancorp, Inc.         COBH            Pennsylvania
Chester Valley Bancorp Inc.                 CVAL            Pennsylvania
Eastern Virginia Bankshares, Inc.           EVBS            Virginia
First Community Bancshares, Inc.            FCBC            Virginia
Leesport Financial Corp.                    FLPB            Pennsylvania
First Mariner Bancorp                       FMAR            Maryland
FNB Corporation                             FNBP            Virginia
Republic First Bancorp, Inc.                FRBK            Pennsylvania
First Colonial Group, Inc.                  FTCG            Pennsylvania
First United Corporation                    FUNC            Maryland
Middleburg Financial Corporation            MBRG            Virginia
National Bankshares, Incorporated           NKSH            Virginia
NSD Bancorp, Inc.                           NSDB            Pennsylvania
Omega Financial Corporation                 OMEF            Pennsylvania
Old Point Financial Corporation             OPOF            Virginia
Patriot Bank Corp.                          PBIX            Pennsylvania
Premier Bancorp, Inc.                       PPA             Pennsylvania
PennRock Financial Services Corp.           PRFS            Pennsylvania
PSB Bancorp, Inc.                           PSBI            Pennsylvania
Penns Woods Bancorp, Inc.                   PWOD            Pennsylvania
Resource Bankshares Corporation             RBKV            Virginia
Royal Bancshares of Pennsylvania, Inc.      RBPAA           Pennsylvania
Southern Financial Bancorp, Inc.            SFFB            Virginia
Shore Bancshares, Incorporated              SHBI            Maryland
Sun Bancorp, Inc.                           SUBI            Pennsylvania
Union Bankshares Corporation                UBSH            Virginia
Virginia Commerce Bancorp, Inc.             VCBI            Virginia
Virginia Financial Group, Inc.              VFGI            Virginia


        PROPOSAL 2 - PROPOSAL TO APPROVE THE AMENDMENT AND RESTATEMENT OF
                      THE COMPANY'S 1997 STOCK OPTION PLAN

     On March 25, 2003, the Company's Board of Directors unanimously approved an amendment and restatement of the Company's 1997 Stock Option Plan contingent upon stockholder approval at the Annual Meeting.

     The plan, as amended and restated, includes the following changes:

     . An increase in the number of shares of common stock available under the plan for which options may be granted from 7% to 12% of outstanding shares, measured on a quarterly basis.

     . An increase in the maximum number of shares of common stock for which incentive stock options may be granted from 300,000 to 700,000.

     . An increase in the maximum number of shares of common stock subject to options that may be granted under the plan to any one employee from 200,000 to 250,000.

     . The addition of a provision prohibiting the granting of any option with an exercise price below fair market value on the date of grant.

     . Elimination of the plan's provision that permits optionees to surrender their option to the Company and receive cash, stock, or a combination of cash and stock equal to the spread between the fair market value and the exercise price on the date of surrender.

     . Elimination of the plan's provision that permits the plan's administrator to allow employee optionees to elect to pay the exercise price of options via payroll deduction.

     . Adjustment of share information to reflect the 2-for-1 stock split that occurred in 1998.

     The affirmative vote of at least a majority of the votes cast on this proposal is required to approve the amendment and restatement of the Company's 1997 Stock Option Plan. The Board of Directors recommends that you vote "FOR" Proposal 2. Proxies solicited by the Board of Directors will be voted "FOR" this proposal unless stockholders specify a contrary vote. Abstentions and broker non-votes are not considered to be votes cast.

     REASONS FOR AMENDMENT. From the date the Company adopted the 1997 Stock Option Plan through March 14, 2003, awards for an aggregate of 484,667 shares, net of forfeited options, have been granted to key employees and directors of the Company and the Bank. The Company's ability to grant options is limited to the number of shares that remain available under the plan. As of March 14, 2003, only 13,005 shares remain available for issuance under the plan. The Board of Directors believes that this number is inadequate to permit the Company to provide meaningful long-term incentive opportunities to key employees and compensate directors in coming years. The Board of Directors fully believes that a stock-based compensation plan that allows key employees and directors to participate in the growth and prosperity of the Company as reflected in its stock value is an essential component to successfully attracting and retaining high caliber directors, officers and employees in key positions. Such a plan also promotes the interests of the Company's stockholders as it aligns the interest of management with the interests of stockholders, namely continued growth and profitability of the Company. The Board recommends the other amendments to the plan outlined above to ensure that recipients of options under the plan will realize gain from those awards only if the market value of the Company's common stock increases, to maintain the Company's flexibility in determining the nature of options available for future grants, and to streamline administration of the plan. For these reasons, the Board of Directors recommends that you vote FOR Proposal 2.

     The following is a fair and complete summary of the amended and restated plan ("the plan"). This summary is qualified in its entirety by reference to the full text of the plan, as amended and restated, which appears as Exhibit A to this document.

General

     Purpose. The purpose of the plan is to advance the interests of the Company by assisting in attracting and retaining selected employees, directors and consultants (key people) and providing them with increased motivation to exert their best efforts on behalf of the Company.

     Shares Available under the Plan. The total number of shares of the Company's common stock that may be issued with respect to options granted under the plan during the term of the plan is equal to 12% of the Company's outstanding shares, measured on a quarterly basis. No more than 700,000 shares of the Company's common stock may be issued in connection with incentive stock options, and no more than 250,000 shares of the Company's common stock may be subject to options granted under the plan to any one employee. These limits will be proportionately adjusted to reflect stock splits and other changes to the Company's common stock. If any option, or portion of an option, under the plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares are surrendered to the Company in connection with any option or its exercise (whether or not such surrendered shares were acquired pursuant to the plan) those shares will thereafter be available for further options under the plan; provided, however, that any such shares that are surrendered or otherwise forfeited after issuance will not be available for purchase pursuant to any incentive stock option.

     Administration. The plan is administered by the Personnel, Compensation and Stock Option Committee of the Board of Directors (the "administrator"). Subject to the provisions of plan, the administrator has complete discretion to determine the terms and conditions of options granted under the plan and when options will be granted, to amend options previously granted under the plan (except that optionee consent is needed if any such amendment materially adversely affects the outstanding option), to construe and interpret the plan, and to promulgate regulations with respect to the plan.

     Participation. Individuals who are eligible to receive options under the plan are employees, directors and consultants of the Company and any affiliate in which the Company owns or controls 50% or more of the total combined voting power of all classes of stock. The administrator selects individuals who may receive options under the plan. As of March 14, 2003, all directors and approximately 100 employees and consultants are eligible to participate in the plan.

     Types of Options. The plan allows for the grant of incentive stock options that are intended to qualify under Section 422 of the Internal Revenue Code and nonqualified stock options. Only employees may receive incentive stock options.

     All options must be granted with an exercise price equal to or higher than the fair market value per share on the date the option is granted. During the time that the Company's common stock is listed on the Nasdaq National Market, the fair market value per share as of a certain date shall be the last reported sale price per share on that date or, in case no such sale takes place on that date, the average of the closing bid and asked trading prices of the stock on that date. As of March 14, 2003, the last reported sale price for the Company's common stock was $24.39 per share, as reported on the Nasdaq National Market. Options may not have a term longer than ten years. Options are generally nonassignable and nontransferable other than by will or the laws of descent and distribution.

     Except as otherwise provided in an option agreement, unexercised options will become immediately exercisable if there is a change in control involving the Company or the Bank, due to a change in direct or indirect voting stock ownership of the Company or Bank, a change in control of the election of the Board or management or policies of the Company or Bank, consolidation of the Company or Bank with another entity, or the Company or Bank sells substantially all assets.

Awards Under the Plan

     Because participation is subject to the discretion of the administrator, the benefits or amounts that any participant or groups of participants may receive if the amended and restated plan is approved are not currently determinable.

Amendment and Termination

     The Board may amend or terminate the plan at any time; however, none of the following changes may be made without the Company's stockholders' approval: (i) an increase in the number of shares available under the plan, (ii) an increase in the number of shares for which a key person may be granted options under the plan, or (iii) an extension of the term of the plan. Unless previously terminated by the Board of Directors, the plan will terminate on, and no options may be granted after, February 23, 2007.

Federal Income Tax Consequences

     The following is a general summary of the current federal income tax treatment of stock options, authorized for grants under the plan as proposed, based upon the current provisions of the Internal Revenue Code and regulations promulgated thereunder.

     Incentive Stock Options: A participant who is granted an incentive stock option will not recognize any taxable income, nor will the Company deduct any compensation expense, upon either the grant or the exercise of an option. An incentive stock option is subject to a holding period, defined in the Internal Revenue Code, as the later of two years from the date of the grant of the option or one year from the date the stock is transferred to the participant upon exercise of the option. If a participant disposes of stock acquired pursuant to an incentive stock option after expiration of the holding period, the participant must recognize as capital gains income the difference between the option price paid and the amount received upon disposition of the stock. If a participant disposes of the stock prior to the expiration of the holding period, the participant generally must recognize as compensation income the difference between the option price paid and the fair market value of the stock at the time of exercise. In the event of such a disqualifying disposition, the Company may deduct an amount equal to such difference as compensation expense.

     Nonqualified Stock Options: A participant who receives a non-qualified stock option generally must recognize compensation income upon exercise of the option in an amount equal to the difference between the option price paid and the fair market value of the stock received upon exercise. Such amount may be deducted from income by the Company. When the participant subsequently sells or disposes of the stock, the participant will recognize as capital gains income the difference between the fair market value of the stock at the time of exercise and the amount received upon disposition.

     Disallowance of Deductions: Section 162(m) of the Internal Revenue Code disallows deductions for publicly held corporations with respect to compensation in excess of $1,000,000 paid to the corporation's chief executive officer and its four other most highly compensated officers. However, the Company is able to preserve the deductibility of compensation over $1,000,000 if the requirements for deductibility under Section 162(m) are satisfied. The plan has been designed to permit stock options granted under the plan to satisfy the conditions of
Section 162(m).


                              INDEPENDENT AUDITORS

     KPMG LLP ("KPMG") performed the audit of the Company's financial statements for the year ended December 31, 2002. Based on the recommendation of the Audit Committee, the Board of Directors has selected KPMG to perform the audit of the Company's financial statements for the year ended

December 31, 2003. KPMG has performed the annual audits of the Company since its inception. KPMG LLP has advised the Company that neither KPMG nor any of its members or associates has any direct financial interest in or any connection with the Company or its subsidiaries, other than as independent auditors. Representatives of KPMG plan to attend the Annual Meeting and will be available to answer appropriate questions. The representatives will have the opportunity to make a statement at the Annual Meeting if they so desire.


Audit Fees

     KPMG billed the Company $73,100 for the audit of the Company's financial statements included in the annual report on Form 10-K for the year ended December 31, 2002 and the review of quarterly reports on Form 10-Q filed during 2002.


Financial Information Systems and Design Implementation Fees

     For the year ended December 31, 2002, KPMG did not provide any assistance in the design or implementation of the Company's financial information systems.


All Other Fees

     For the year ended December 31, 2002, KPMG billed the Company $8,400 for the audit of the Company's 401(k) Plan and Trust and $3,100 for collateral verification required by the Federal Home Loan Bank. Also, KPMG billed an aggregate of $35,200 for tax-related services, which included $21,200 related to assistance with an IRS audit performed on the returns filed for years 1999 and 2000.


                             Audit Committee Report

     The Audit Committee of the Board of Directors of the Company is composed of five directors who are "independent", as required by Nasdaq listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors, which is reviewed and reassessed annually by the Committee. The members of the Audit Committee are William L. Hermann (Chairman), Anand Bhasin, Robert R. Bowie, Jr., Hugh F. Cole, Jr. and Morris A. Little.

     Management is responsible for the Company's financial statements and the financial reporting process, including internal controls. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. In addition, each year the Audit Committee selects the Company's independent auditors.

     In this context, the Audit Committee has met and held discussions with management and KMPG, the Company's independent auditors. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 ("Communication with Audit Committees"). These matters included a discussion of KPMG's judgments about the quality (not just the acceptability) of the Company's accounting principles as applied to financial reporting.

     KPMG also provided the Audit Committee with the written disclosures and letter required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"), and the Audit Committee discussed with KPMG that firm's independence. The Audit Committee further considered whether the amount and nature of non-audit services performed by KPMG are compatible with maintaining KPMG's independence.

     Based upon the Audit Committee's discussion with management and the independent auditors and the Audit Committee's review of the representation of management and the disclosures by the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

          Audit Committee:
                  W. Hermann, Chairman      H. Cole
                  A. Bhasin                 M. Little
                  R. Bowie


                                  OTHER MATTERS

     The Board of Directors of the Company knows of no matters to be presented for action at the Annual Meeting other than those mentioned above; however, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the accompanying proxy will vote on such other matters in accordance with their judgment of the best interests of the Company. Other than the election of directors, each matter to be submitted to the stockholders requires the affirmative vote of a majority of all the shares voted at the meeting or a majority of all the shares outstanding and entitled to be voted. Abstentions and broker non-votes are treated as shares not voted.

                              STOCKHOLDER PROPOSALS

     All stockholder proposals intended to be presented at the 2004 Annual Meeting of Stockholders must be received by the Company not later than December 20, 2003 for inclusion in the Company's proxy statement and proxy relating to that meeting. The Company's by-laws require stockholders who intend to propose business for consideration by stockholders at an annual meeting, other than stockholder proposals that are included in the proxy statement, to give written notice to the Secretary of the Company not less than sixty days and not more than ninety days before the anniversary of the prior year's meeting. A stockholder must submit a matter to be raised at the Company's 2004 meeting of stockholders on or after February 29, 2004, but not later than March 30, 2004. The written notice should be sent to the Secretary at the Company's principal office and must include, among other things, a brief description of the business, the reasons for conducting such business, any material interest the stockholder has in such business, the name and address of the stockholder as they appear on the Company's books and the number of shares of the Company's common stock the stockholder beneficially owns. A full description of these notice requirements can be found in Section 1.12 of the Company's 2000 Amended, Corrected and Restated Bylaws.

                               REPORT ON FORM 10-K

     The Company files quarterly and annual reports with the Securities and Exchange Commission ("SEC") on Forms 10-Q and 10-K, respectively, proxy materials on Schedule 14-A and current reports on Form 8-K. The Company makes available, free of charge, all of these reports, as well as any amendments, through the Company's Internet site as soon as is reasonably practicable after they are filed electronically with the SEC. The address of that site is http://www.thecolumbiabank.com. To access the SEC reports, click on "Investor Relations" - "Corporate Profile" - "Documents". The SEC also maintains an Internet site that contains reports, proxy materials and information statements at http://sec.gov. In addition, the Company will provide paper copies of filings, including the Form 10-K and all applicable exhibits, free of charge upon written request. Requests should be sent to the attention of John A. Scaldara, Jr. at 10480 Little Patuxent Parkway, Columbia, Maryland 21044.


                                        By Order of the Board of Directors



                                        John A. Scaldara, Jr.
                                        Corporate Secretary


April 16, 2003

                                 REVOCABLE PROXY
                                COLUMBIA BANCORP

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Columbia Bancorp hereby appoints Winfield M. Kelly, Jr. and James R. Moxley, Jr., or either of them, the lawful attorneys and proxies of the undersigned, with several powers of substitution, to vote all shares of common stock of Columbia Bancorp which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held May 29, 2003, and at any and all adjournments and postponements thereof. Any and all proxies heretofore given are hereby revoked. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the accompanying Proxy Statement and Annual Report to Stockholders.



Please be sure to sign and date this proxy in the box below.

                                        Withhold
                                        Authority
                              For All    For All    For All
                             Nominees   Nominees    Except

1. Election of Directors        [_]        [_]      [_]

Carl D. Jones, Anand S. Bhasin, Robert R. Bowie, Jr., Garnett Y. Clark, Jr., Raymond G. LaPlaca, Morris A. Little, Kenneth H. Michael, Maurice M. Simpkins, Robert N. Smelkinson

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

2. Approval of the proposed amendment and restatement of the Columbia Bancorp 1997 Stock Option Plan.

                        For      Against     Withhold
                        [_]        [_]         [_]

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR each of the nominees and FOR Proposal 2 and in the best judgment of the proxy holders on all other matters.

   Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                                       EXHIBIT A

                                COLUMBIA BANCORP
                             1997 STOCK OPTION PLAN

                (As Amended and Restated Effective May 29, 2003)


1.   PURPOSE OF THE PLAN:

The purpose of the Plan is to advance the interests of Columbia Bancorp (the "Corporation") by assisting in attracting and retaining selected employees, directors and consultants ("Key Persons") and providing them with increased motivation to exert their best efforts on behalf of the Corporation.

2.   ADMINISTRATION:

The Plan shall be administered by the Board of Directors or, to the extent determined by the Board of Directors, a committee consisting of not less than two non-employee directors of the Corporation (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act")) to be appointed by and to serve at the pleasure of the Board of Directors (the Board of Directors and/or such Committee, as applicable, referred to herein as the "Administrator"). The Administrator shall have full power to construe and interpret the Plan and promulgate such regulations with respect to the Plan as may be deemed desirable, to determine the terms and conditions of options granted under the Plan and to amend any option previously granted under the Plan, provided that no such amendment shall materially adversely affect any outstanding option without the consent of the grantee.

3.   STOCK SUBJECT TO OPTION:

The total number of shares of common stock of the Corporation (par value $.01 per share) ("Common Stock") reserved and available for issuance under the Plan shall be 300,000; provided, however, that from and after such time as the number of outstanding shares of Common Stock as reflected on the Corporation's quarterly or year-end balance sheet exceeds 4,296,000, the total number of shares of Common Stock reserved and available for issuance under the Plan shall automatically be increased so as to equal twelve (12) percent of the number of then outstanding shares of Common Stock, provided, further, that no more than 700,000 shares of Common Stock shall be cumulatively available for incentive stock options qualifying under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). If any option, or portion of an option, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares of Common Stock, or if any shares of Common Stock are surrendered to the Corporation in connection with any option or the exercise thereof (whether or not such surrendered shares of Common Stock were acquired pursuant to the Plan), the shares of Common Stock subject to such option and the surrendered shares of Common Stock shall thereafter be available for further options under the Plan; provided, however, that any such shares of Common Stock that are surrendered to the Corporation in connection with any option or that are otherwise forfeited after issuance shall not be available for purchase pursuant to any incentive stock option qualifying under Section 422 of the Code.

4.   ELIGIBILITY:

The individuals who shall be eligible to participate in the Plan shall be the Key Persons of the Corporation, or of any corporation (a "Subsidiary") in which the Corporation has a proprietary interest by reason of stock ownership, including any corporation in which the Corporation acquires a proprietary interest after the adoption of this Plan, but only if the Corporation owns or controls, directly or indirectly, stock possessing not less than 50% of the total combined voting power of all classes of stock in such corporation, as determined and selected by the Administrator from time to time.

5.   TERMS AND CONDITIONS OF OPTIONS:

Options under the Plan are intended to be either incentive stock options qualifying under Section 422 of the Code, or non-statutory stock options not qualifying under any section of the Code as the Administrator may determine in its discretion from time to time, provided, however, that only Key Persons who are employees of the Corporation or a Subsidiary shall be eligible to receive incentive stock options. All options granted under the Plan shall be issued upon such terms and conditions as the Administrator may determine from time to time, subject to the following provisions (which shall apply to both incentive and non-qualified stock options unless otherwise indicated):

          (a) Option Price. The exercise price per share with respect to each option shall be not less than 100% of the Fair Market Value of the Common Stock on the date the option is granted. "Fair Market Value" of a share of Common Stock for any purpose on a particular date shall mean the last reported sale price per share of Common Stock, regular way, on such date or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, in either case as reported in the consolidated transaction reporting system with respect to securities listed or admitted to trading on a national securities exchange or included for quotation on the Nasdaq-National Market, or if the Stock is not so listed or admitted to trading or included for quotation, the last quoted price, or if the Common Stock is not so quoted, the average of the high bid and low asked prices, regular way, in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices, regular way, as furnished by a professional market maker making a market in the Common Stock as selected in good faith by the Administrator or by such other source or sources as shall be selected in good faith by the Administrator. If, as the case may be, the relevant date is not a trading day, the determination shall be made as of the next preceding trading day. As used herein, the term "trading day" shall mean a day on which public trading of securities occurs and is reported in the principal consolidated reporting system referred to above, or if the Common Stock is not listed or admitted to trading on a national securities exchange or included for quotation on the Nasdaq-National Market, any business day.

          (b) Individual Limit on Number of Options. Subject to adjustments as provided in Section 6 of the Plan, the maximum number of shares of Common Stock subject to options that may be granted under this Plan to any one employee shall be limited to 250,000.

          (c) Change in Control. Except as otherwise provided in an option agreement, unexercised options shall immediately become exercisable if: (A) Any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the regulations promulgated hereunder) is or becomes the beneficial owner, directly or indirectly, of 25% or more of the voting equity stock of the Corporation, or any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the regulations promulgated thereunder) other than the Corporation is or becomes the beneficial owner, directly or indirectly, of 25% or more of the Common Stock of The Columbia Bank; or (B) Any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the regulations promulgated thereunder) gains control of the election of a majority of the Board of Directors of the Corporation, or any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the regulations promulgated thereunder) other than the Corporation gains control of the election of a majority of the Board of Directors of The Columbia Bank; or
     (C) Any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the regulations promulgated thereunder) gains control of the management or policies of either of the Corporation or The Columbia Bank; or (D)

     Either the Corporation or The Columbia Bank consolidates with, or merges with or into, another entity (including a corporation, bank, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein) or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets, or another such entity consolidates with, or merges with or into, the Corporation or The Columbia Bank in any such event pursuant to a transaction in which the issued and outstanding shares of the voting equity stock of the Corporation or The Columbia Bank are to be converted into or exchanged for cash, securities or other property; or (E) During any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of either the Corporation or The Columbia Bank (together with any directors who are members of such Board of Director on the effective date hereof and any new directors whose election or whose nomination for election was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of either the Corporation or The Columbia Bank then in office. Notwithstanding the foregoing, if an unexercised option would become exercisable pursuant to this Section 5(c) in connection with a merger, consolidation, sale of substantially all of the assets, or any other form of corporate reorganization in which the Corporation is not the surviving entity, or a statutory share exchange in which the Corporation is not the issuer, then such option shall be exercisable as of the business day immediately preceding the effective date of the transaction.

          (d) Term of Option. No stock option may be exercisable after the expiration of 10 years after the date such option was granted.

          (e) Options Nonassignable and Nontransferable. Each incentive stock option and all rights thereunder, including the right to surrender the option, shall not be assignable or transferable other than by will or the laws of descent and distribution, and shall be exercisable during the employee's lifetime only by the employee or his or her guardian or legal representative. Except to the extent provided by the Administrator, each non-statutory stock option and all rights thereunder, including the right to surrender the option, shall not be assignable or transferable other than by will or the laws of descent and distribution or pursuant to a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act ("DRO"), or the rules thereunder, and shall be exercisable during the optionee's lifetime only by the optionee or his or her guardian or legal representative or transferee under a DRO.

6.   ADJUSTMENTS UPON CHANGES IN CAPITALIZATION:

If the shares of the Common Stock outstanding are increased, decreased, or changed into or exchanged for a different number or kind of shares or securities of the Corporation, without receipt of consideration by the Corporation, through reorganization, merger, recapitalization, reclassification, stock split-up, stock dividend, stock consolidation, or otherwise, an appropriate and proportionate adjustment shall be made in the number or kind of shares as to which options have been or may be granted (in the aggregate and to any individual). Any such adjustment in an outstanding option shall be made without change in the aggregate purchase price to be paid upon the exercise thereof. Adjustments under this paragraph shall be made by the Board of Directors, whose determination as to what adjustments shall be made, and the extent thereof, shall be final and conclusive. No fractional shares of Common Stock shall be issued under the Plan on account of any such adjustment.

In the event of a reorganization, merger, consolidation, sale of substantially all of the assets, or any other form of corporate reorganization in which the Corporation is not the surviving entity or a statutory share exchange in which the Corporation is not the issuer, all options then outstanding under the Plan will terminate as of the effective date of the transaction. The surviving entity in its absolute and uncontrolled discretion may tender an option or options to purchase shares on its terms and conditions, both as to the number of shares or otherwise, as shall substantially preserve the rights and benefits of any option then outstanding under the Plan.

7.   OPTIONS IN SUBSTITUTION FOR STOCK OPTIONS GRANTED BY OTHER CORPORATIONS:

Options may be granted under the Plan from time to time in substitution for stock options held by Key Persons of corporations who become or are about to become Key Persons of the Corporation or a Subsidiary as the result of (i) a merger or consolidation of the employing corporation with the Corporation or a Subsidiary, (ii) the acquisition by the Corporation or a Subsidiary of the assets of the employing corporation, or (iii) the acquisition by the Corporation or a Subsidiary of stock of the employing corporation. The terms and conditions of the substitute options so granted may vary from the terms and conditions set forth in Section 5 of this Plan to such extent as the Administrator at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the options in substitution for which they are granted.

8.   EFFECTIVE DATE OF THE PLAN:

The Plan was originally effective February 24, 1997. The Plan, as amended and restated effective May 29, 2003, is a continuation, and amendment and restatement, of the Corporation's 1997 Stock Option Plan, the provisions of which shall continue to control with respect to any options outstanding thereunder to the extent necessary to avoid establishment of a new measurement date for financial accounting purposes and to preserve the status of any options that are intended to qualify as "incentive stock options" within the meaning of Code Section 422.

9.   TERMINATION DATE:

No options may be granted under the Plan after February 23, 2007. Subject to
Section 5(d), options granted before the termination date for the Plan may extend beyond that date.

10.  AMENDMENT:

The Plan may be amended, suspended, terminated or reinstated, in whole or in part, at any time by the Board of Directors; provided, however, that none of the following changes may be made without the approval of the stockholders of the
Corporation:

          (i) an increase in the number of shares of Common Stock available under the Plan, other than adjustments pursuant to Section 6;

          (ii) an increase in the number of shares for which a Key Person may be granted options under the Plan; or

          (iii) an extension of the term of the Plan.

11.  COMPLIANCE WITH LAWS AND REGULATIONS:

The grant, holding and vesting of all options under the Plan shall be subject to any and all requirements and restrictions that may, in the opinion of the Administrator, be necessary or advisable for the purposes of complying with any statute, rule or regulation of any governmental authority, or any agreement, policy or rule of any stock exchange or other regulatory organization governing any market on which the Common Stock is traded.

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12.  EXPENSES:

The Corporation shall bear all expenses and costs in connection with the administration of the Plan.

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